Exhibit 99.3

NOMINATION AND GOVERNANCE COMMITTEE CHARTER

COMPOSITION

Presently, the Board of Directors will act as the Nomination and Governance Committee of the Board of Directors. The Board of Directors will endeavor to add independent directors to the committee with the ultimate view of having the committee composed of independent directors, exclusively. The committee will be required to be composed of all independent directors when the company is no longer classified by the Securities and Exchange Commission as a “smaller reporting company”.

The Board of Directors may, at any time, in its complete discretion, remove any member of the Committee and may fill any vacancy on the Committee. The Nomination and Governance Committee Chair will be designated by the Committee.

PURPOSE

The Committee will have the following purposes and perform the following functions:

1. Develop and recommend to the Whole Board a set of corporate governance principles, review such principles annually, and recommend any modifications thereto.

2. Consider corporate governance issues that may arise from time to time and make recommendations to the Board with respect thereto.

3. Identify and review the qualifications of prospective nominees for director and recommend the slate of nominees to the Whole Board for inclusion in the Corporation’s proxy statement and presentation to the stockholders at the annual meeting. In evaluating candidates for nomination to the Board, the Committee may take into consideration such factors and criteria as it deems appropriate, including judgment, skill, integrity, reputation, diversity and business and other experience. In addition, the Committee will take into account the applicable requirements for directors under the Securities Exchange Act of 1934 and rules of any national securities exchange or national securities association on which the Corporation’s securities are traded.

4. Identify and review the qualifications of prospective nominees, and make recommendations to the Whole Board with respect to the following offices: Chief Executive Officer, President or Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, and General Counsel.

5. Review the performance of the Board annually and the performance of Board members before nominating them for reelection.

6. Periodically review the composition of the Whole Board to determine whether additional Board members with different qualifications or areas of expertise are needed to further enhance the composition of the Board and work with management in attracting candidates with those qualifications.

7. Periodically review all standing or any ad hoc committees and recommend to the Whole Board, as appropriate, changes in number, function, or composition of committees. In evaluating candidates for nomination to committees of the Board, the Committee may take into consideration such factors or criteria that the Committee deems appropriate, including his or her judgment, skill, integrity, and business or other experience. In addition, the Committee will take into account the applicable requirements for members of committees of boards of directors under the Securities Exchange Act of 1934 and rules of any national securities exchange or national securities association on which the Corporation’s securities are traded.

8. Conduct an annual performance evaluation of the Committee.

9. Review and make recommendations to the Whole Board with respect to succession planning.

10. Periodically review the Corporation’s director and officer liability insurance coverage.

11. Confer, as appropriate, with the Corporation’s counsel on matters of corporate governance.

12. Develop programs to orient new directors and inform the directors of their ongoing corporate responsibilities.

13. Take such further action as necessary to comply with all applicable requirements of law and related regulations and the rules of any national securities exchange or national securities association on which the Corporation’s securities are traded, whether or not this charter is amended or supplemented to specifically address such further requirements.

The Nomination and Governance Committee’s oversight of nominations will not apply in cases when the right to nominate a director legally belongs to a third party.

MEETINGS

The Nomination and Governance Committee will meet at least two times a year, with authority to convene additional meetings as it determines necessary. Each member is expected to attend each meeting, in person or via telephone or video conference. The Committee will invite members of management to attend meetings and provide pertinent information as it deems necessary. The Nomination and Governance Committee will meet separately with management as it deems necessary.

The Nomination and Governance Committee will have meeting agendas prepared at the direction of the Chair and provided in advance to the members of the Committee along with appropriate briefing materials. Minutes of each meeting of the Committee will be prepared, approved by the Committee, and made available to the Board of Directors. Necessary and appropriate administrative expenses of the Nomination and Governance Committee will be paid by the Corporation.

OTHER MATTERS

1. The Committee will have the right to retain and terminate search firms and consultants to assist in the identification and evaluation of director and executive officer candidates, including the authority to approve search firm fees and negotiate retention terms in connection therewith.

2. The Committee will have the authority to obtain advice and assistance from any officer or employee of the Corporation or from any outside legal expert or other advisor and to obligate the Corporation to compensate independent counsel and other advisors as it deems necessary.

3. The Committee may request that members of management or outside consultants and advisors of the Committee be present to assist the Committee in performing its duties.

4. The Committee may form, and when legally permissible delegate authority to, subcommittees when the Committee deems it appropriate or desirable.

Adopted: August 5, 2008

By the Board of Directors

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